CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement No. 333-75786 on Form N-1A of our report dated December 28, 2005 relating to the financial statements and financial highlights of Alpine Series Trust, including Alpine Dynamic Balance Fund and Alpine Dynamic Dividend Fund appearing in the Annual Report on Form N-CSR of Alpine Series Trust for the year ended October 31, 2005, and to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI
July 6, 2006